UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/30/2011

Market Leader, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51032

Washington	91-1982679
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11332 NE 122nd Way, Suite 200, Kirkland WA 98034
(Address of principal executive offices, including zip code)

425-952-5500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

On December 30, 2011 Market Leader, Inc. and Imprev, Inc. ("Imprev") entered into an agreement to terminate a Master Services Agreement and a related Statement of Work that had allowed for integration of Imprev's marketing design software solution with the Company's marketing and business platform delivered as a software-as-a-service ("SaaS") solution to Keller Williams real estate professionals. The termination was effective December 31, 2011. As a result, Imprev has released Market Leader from future minimum contractual liabilities totaling $2.6 million, as well as any and all future revenue sharing payments related to the revenue generated from the premium SaaS solutions being provided to Keller Williams professionals. Market Leader will pay Imprev early termination fees totaling $1.45 million, which the Company expects to record as contract termination costs in the fourth quarter of 2011.

Concurrently, both parties entered into a transitional services agreement for the period January 1, 2012 through June 30, 2012 for which the Company will pay Imprev $600,000.

Starting in the first quarter of 2012, Market Leader will offer its own marketing, design, and printing capabilities as fully integrated components of its SaaS platform and products based on the solutions that were acquired as part of the August 2011 acquisition of SharperAgent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Market Leader, Inc.

Date: January 05, 2012	By:	/s/ Jacqueline Davidson
Jacqueline Davidson
Chief Financial Officer